Exhibit 99.1

CUTTER & BUCK INC. ANNOUNCES

CORPORATE GOVERNANCE INITIATIVES

Contact:

Ernie Johnson, CFO

(206) 622-4191

SEATTLE, WA.  September 7, 2005 – Cutter & Buck Inc. (Nasdaq/NMS: CBUK) said today that it has accelerated its previously announced initiative to eliminate its classified board structure and the related supermajority vote requirement.  If the Company’s proposal is approved by shareholders at their upcoming meeting, all members of the board of directors will be up for re-election at next year’s meeting.  The board’s original proposal would have phased out the classified board structure over a period of three years.  Cutter & Buck also reaffirmed its earlier announcement that the board intends to accelerate expiration of the Company’s shareholder rights plan, which was scheduled to occur November 2008 and will now expire November 18, 2005.

In light of the commitment to these initiatives, the Company’s largest shareholder, Pirate Capital LLC, has agreed to support the current Company nominees for director and withdraw its own corporate governance initiatives.  “We are proud of our corporate governance profile at Cutter & Buck,” said Doug Southern, Chairman, “and we are certainly happy to avoid additional costs and the distraction of a proxy contest.”  The Company indicated that it has incurred costs of approximately $235,000 related to its review of these initiatives, of which approximately $60,000 will be paid by the Company to Pirate Capital as reimbursement of its expenses in pursuit of the recent corporate governance initiatives.  Those costs will be reflected in the Company’s second fiscal quarter ending October 31, 2005.

Cutter & Buck will announce first quarter earnings tomorrow, September 8, 2005, and the Company invites investors to listen to a broadcast of a conference call to discuss the results.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand.  The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, high-quality materials and manufacturing, and rich detailing.